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                                   EXHIBIT 5
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                              OPINION RE LEGALITY
                               September 7, 1999



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

     Re   Silicon Valley Research, Inc. Amended 1988 Stock Option Plan


Ladies and Gentlemen:

     As legal counsel for Silicon Valley Research, Inc., a California corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of up to 2,000,000 shares of the Company's Common Stock, without par value, which may be issued pursuant to the exercise of options granted under the Silicon Valley Research, Inc. Amended 1988 Stock Option Plan (the "Option Plan").

     We have examined such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     We are admitted to practice only in the state of California and we express no opinion concerning any law other than the law of the State of California and the federal law of the United States.

     Based on such examination, we are of the opinion that the 2,000,000 shares of Common Stock which may be issued upon the exercise of options granted under the Option Plan are duly authorized shares of the Company's Common Stock, and, when issued against payment of the purchase price therefor in accordance with the provisions of the Option Plan will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of Section 7 of the Act.

     This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect, and may not be used for other purposes.


                                       Respectfully submitted,

                                       /s/Rosenblum, Parish & Isaacs, P.C.

                                       ROSENBLUM, PARISH & ISAACS, P.C.